Exhibit 10.10

Confidential material has been omitted and filed separately with the Commission

Lease of

Cessnalaan 1-33

Schiphol-Rijk

Between

Interxion Nederland B.V.

and

VastNed Industrial B.V.

LEASE OF OFFICE PREMISES

and other commercial premises as defined by Book 7 Article 230a of the Dutch Civil Code

Model drawn up by the Dutch Raad voor Onroerende Zaken (ROZ) on 30 June 2003. Reference to this model and the use thereof is only permitted if the text that is inserted, added or varied is clearly recognisable as such. Any additions and variations should preferably be included under the heading ‘special conditions’. The ROZ expressly excludes any liability for any adverse consequences of the text of this model.

Between

VastNed Industrial B.V., with registered office at Max Euweplein 1, 3062 Rotterdam, registered in the trade register under number 24265096, VAT registration number NL 007002083B01, validly represented herein by Mr J. Pars, MRE MRICS hereinafter referred to as ‘the Lessor’

and

Interxion Nederland B.V., with registered office at Cessnalaan 1-33, 1119 NJ Schiphol-Rijk, registered in the trade register for Amsterdam under number 34116837, validly represented herein by Mr M.L.H. van den Assem hereinafter referred to as ‘the Lessee’

The parties are agreed as follows:

The Object; Use

1.1

The Lessor leases to the Lessee, who leases from the Lessor, approx. 4,474m2 of commercial premises and approx. 2,258m2 of office premises (building A: approx 733m2; building B: approx. 540m2; and building C: approx. 985m2) - in accordance with the NEN 2580 certificate of floor area - and 77 parking spaces located on land forming part of the Object, hereinafter referred to as ‘the Object’, situate at and known as Cessnalaan 1-33, Schiphol-Rijk, registered with the land registry as Municipality of Haarlemmermeer, Section AK, Number 1382, more particularly described in the plan and inspection report both initialled by the parties, attached to, and forming part of, this lease, which indicate the installations and other facilities that form part of, or are excluded from, the Object and which also describe the condition of the Object, together with any photographs likewise initialled by the parties.

1.2	The Object may only be used by, or with the consent of, the Lessee as office premises and other commercial premises for the installation and management of data centre facilities, together with parking spaces.

1.3	The Lessee may not use the Object for any purpose other than that described in section 1.2 above without the prior written consent of the Lessor.

1.4	The maximum permissible floor load capacity within the Object is as follows:

•	approx. 400 kg per m2 for the ground floor office premises

•	approx. 250 kg per m2 for office premises on other floors

•	approx. 2,500 kg per m2 for the commercial premises.

Conditions

2.1.	‘The general conditions for the leasing of office premises and other business premises as defined by Book 7 Article 230a of the Dutch Civil Code’, filed with the registry of the District Court of The Hague on 11 July 2003 and registered under number 72/2003, hereinafter referred to as the ‘General Conditions’, form part of this Lease. The parties are aware of the content of these General Conditions and have each received a copy thereof.

2.2.	The General Conditions referred to in 2.1 are applicable except in so far as the conditions in this lease expressly deviate from them or if their application to the Object is not possible.

Duration, extension and termination

3.1.	This lease is entered into for the period of 10 years and 3 months, commencing on 1 October 2005 and consequently ending on 31 December 2015.

3.2.	Following the expiry of the period referred to in 3.1, this lease will be extended for two contiguous periods of 5 years, that is up to and including 31 December 2020 and 31 December 2025, respectively.

3.3	Termination of this lease will take place at the end of a lease term subject to a notice period of at least 12 months. Only the Lessee has the option to terminate the lease as at 31 December 2015. Both parties have the option to terminate the lease as at 31 December 2020 and 31 December 2025.

Rent, turnover tax, rent adjustment, obligation to pay, payment term

4.1	The initial rent of the Object is ***

4.2	The parties agreed that the Lessor will charge Lessee VAT on the rent.

If it is agreed upon that VAT will not be charged on the rent, the Lessee shall pay in addition to the rent a separate compensation to the Lessor, such that the Lessor or its successor(s) in title will be entirely compensated for loss resulting from the fact that VAT on the Lessor’s investments and costs operation of the Leased Space will not or no longer be deductible.

The provisions of article 19.1 up to and including article 19.9 of the General Conditions does not apply in such a situation.

4.3	If it has been agreed that VAT will be charged on the rent then the lessor and the Lessee will exercise the option - pursuant to Notice 45, decree of 24 March 1999 number VB99/571 - not to submit a joined request opting for a taxed lease. By signing this lease, the Lessee explicitly declares - including for the benefit of the Lessor’s successor(s) in title - that the Lessee will at all times use the Object for purposes which are entirely or practically entirely subject to the right of deduction of VAT under article 15 of the Dutch Turnover Tax Act 1968.

4.4	The Lessee’s financial year runs from 1 January up to and including 31 December.

4.5	The rent will be adjusted annually on 1 October, for the first time on 1 October 2006 in accordance with article 9.1 up to and including article 9.4 of the General Conditions.

4.6	The sum payable by the Lessee for additional supplies and services to be provided by the Lessor will be determined in accordance with article 16 of the General Conditions. A system of advance payments with settlement at a later date will be applied to this payment, as stipulated in the General Conditions.

4.7.1	The Lessee’s payment obligation consists of:

•	the rent;

•	the separate payment in the event that no lease subject to VAT has been agreed, or the VAT due on the rent if the parties have agreed upon a taxed lease;

•	the advance payment for additional supplies and services to be provided by the Lessor and the VAT thereon.

4.7.2	If the lease may no longer be a taxed lease - where the parties had agreed upon a taxed lease - the Lessee is no longer obliged to pay VAT on the rent.

In such case the amounts of compensation referred to in article 19.3.a of the General Conditions apply and will replace the VAT and the compensation as referred to in article 19.3.1 shall be agreed at such time between the parties.

4.8	For each term of payment of 3 calendar months, the following amounts apply on commencement of the lease:

• the rent		* * *
• the VAT due on the rent		* * *
• the advance payment for additional supplies and services provided by or on behalf of the Lessor and the VAT due thereon		* * *

Total amount		* * *
* * *

4.9	With a view to the date of commencement of this lease, the first term of payment relates to the period from 1 October 2005 up to and including 31 December 2005 and the amount payable for this period is *** This amount is inclusive of VAT, including VAT on the rent, but only if the Lessee owes VAT on the rent.

4.10	The periodic payments to be made by the Lessee to the Lessor under this lease will be due in one sum paid in euro in advance as referred to in 4.8 and must have been paid in full on or before the first day of the period to which the payments apply.

4.11	Unless specified otherwise, all amounts stated in this lease, and the General Conditions forming a part hereof, are exclusive of VAT.

Supplies and services

5.	The parties agree that the following additional supplies and services will be provided by or on behalf of Lessor:

•	gas or oil supply including standing charge

•	electricity supply in the Object (office premises), including standing charge for the installations and lighting of the communal spaces

•	water supply including standing charge

•	maintenance and periodic checking of the heating and cooling installations

•	maintenance and periodic checking of technical installation

•	maintenance and periodic checking of lift installations

•	maintenance and periodic checking of fire detection installation

•	maintenance and periodic checking of sanitation facilities

•	roofs and guttering

•	cleaning of outside of windows

•	maintenance of landscaping and gardens

•	maintenance and periodic checking of telephone and various installations

•	insurance premium for exterior glazing

•	administration costs of 5% payable on the crossed supplies and services above.

Bank guarantee

6.	The amount of the bank guarantee specified in article 12.1 of the General Conditions is hereby agreed by the parties in the sum of € ( ).

Upon receipt of the new bank guarantee by the Lessor, the current (old) bank guarantee shall be returned immediately to the Lessee. The Lessor and the Lessee are agreed that if the Lessee complies in good time with its payment obligations during the first two years of the lease, then the bank guarantee will be reduced from € to € as from 1 October 2007.

Property management

7.1	Until Lessor announces otherwise, the management of the property will be carried out by the Lessor.

7.2	Unless agreed in writing otherwise, the Lessee will consult the manager on the contents of and all matters relating to this lease.

Special conditions

8.1	Delivery

The Lessee shall accept the commercial premises and the office premises in buildings A and B in their current condition as sufficiently known to both parties. The Lessee shall also accept the office premises in building C in their current condition as sufficiently known to both parties, with the proviso that the following work shall be carried out in the Object by and at the expense of the Lessor:

•	the replacement of defective lighting (including emergency exit lighting)

•	the cleaning of ventilation grills and ceiling plates (close to the suspended ceiling frames) on all floors

•	painting of banister rails

This work shall be carried out before 30 November 2005 by the Lessor.

8.2	Vacation of Object at end of lease

At the start of the lease an inspection report shall be drawn up in respect of the Object and signed by both parties. The Lessee is permitted to vacate the Object at the end of the lease term in the same condition as described at the commencement of the lease, including the current package of fixtures and fittings (partition walls, floor coverings and cabling on condition that the condition - having regard to normal wear and tear - is good.

8.3	Rent-free period

The Lessee is not liable to the Lessor for rent for the period 1 October 2005 to 31 July 2007 (22 months) in the sum of    ***     plus VAT in respect of building C (approx. 985 m2) together with 12 parking spaces. The service costs for building C are owed as from 1 October 2005.

8.4	Transfer of keys / access to the Object

The Lessee shall be given access to the office premises of building C as of 1 October 2005 on condition that the Lessee has signed the original leases and paid the first instalment of rent.

8.5	Subletting

The Lessee is entitled to sublet all or any part of the Object, or to allow it to be used by companies of which Interxion is a majority shareholder without the consent of the Lessor. The Lessee is entitled to sub-let all or any part of the Object, or to allow it to be used by any third party subject to the prior written consent of the Lessor. The Lessor may not withhold such consent without reasonable grounds. The Lessee is also permitted, without requiring the consent of the Lessor, to offer additional telecommunications services and facilities. The Lessor has already given its consent to the subletting to Apcare B. V. of the second floor of the building C office premises and to the subletting to Actis Business Partners B. V. of the ground floor and third floor of the building C office premises.

8.6	Right of substitution

The Lessee is entitled during the term of the lease to be substituted by an associated company of which Interxion is a majority shareholder, subject to the prior written consent of the Lessor which shall not refuse such consent without reasonable grounds.

8.7	Changes made to the Object

The Lessee has the option, at its own expense and risk, to make changes to the Object, subject to the prior written consent of the Lessor which shall not refuse such consent without reasonable grounds. Once the Lessor has been given details about the changes to the Object, it must respond to such proposals within five working days thereafter.

8.8	Rent review

Without prejudice to a rent adjustment based on the above, either party is entitled to request an adjustment of the rent to the market value. Such adjustment may take effect for the first time on 1 October 2015 and subsequently after a period of at least five years after the most recent adjustment of rent to the market value.

Should a party wish to use such power it is to notify the other party thereof by registered letter with notice of receipt, ultimately twelve months prior to the date on which the adjusted rent is to take effect.

Should the parties not reach an agreement on the adjustment of the rent to the market value within two months of receipt of such notification the rent is to be determined by three experts.

Of these three experts one is to be appointed by each of the parties within fourteen days of one party receiving a request to do so from the other party. An expert is to make known within eight days of the date of the appointment whether or not he is to accept the appointment.

The third expert is to be appointed by these two experts within eight days of them both having accepted the appointment. In the absence of agreement between the experts about the rent to be fixed, the judgement of the third expert will be decisive.

Should one of the parties remain in default regarding the appointment of an expert or should the experts appointed by the parties fail to come to an agreement regarding the appointment of the third expert, the expert or experts is/are to be appointed at the request of either party by the chairman of the Netherlands Chamber of Commerce for the area in which the Object is situated. Each party is to bear the costs of the expert appointed by it.

The costs of the third expert are to be shared equally between the two parties. The experts are to issue their report within six weeks after their appointment.

8.9	Oil tank

The Lessor has already given consent to the Lessee with regard to the oil tank currently placed above ground by the Lessee. At the end of the lease term everything must be returned to its original state. The Lessee is itself responsible for obtaining the necessary permits or consents from the government and Schiphol Area Development Corporation.

8.10	Electricity

The parties are agreed that any extension of, or changes to, the energy supplies in the Object are at the risk and expense of the Lessee.

8.11	Cabling

The Lessee is entitled to lay cables underground in the immediate vicinity of the Object for the benefit of fibre optic cables leading to and from the Object, subject to the prior written consent of the Lessor, which consent the Lessor shall not withhold without reasonable grounds. The Lessee is itself responsible for obtaining the necessary permits or consents from the government and Schiphol Area Development Corporation.

8.12	Current lease

The Lessor and Lessee are agreed that by signing this lease the current lease between them dated 17 November 1999 for the lease of approx. 1,276 m2 of office premises, approx. 4,464 m2 of commercial premises and 65 parking places shall be terminated as of 30 September 2005.

8.13	Suspensive conditions

This lease is entered into subject to the suspensive condition that the Lessor and Actis Business Partners B. V. have reached an unconditional agreement in writing regarding an early termination of the lease of the building C and 12 parking spaces as at 30 September 2005.

This lease is entered into subject to the further suspensive condition that the Lessor and Actis Business Partners B. V. have reached an unconditional agreement in writing regarding a sublease of the ground and first floors of building C as at 1 October 2005.

This lease is entered into subject to the final suspensive condition that the Lessor and Apcare B.V. have reached an unconditional agreement in writing regarding a sublease of the second floor of building C as at 1 December 2005.

Drawn up and signed in triplicate on 4 November 2005.

VastNed B. V.	Interxion Nederland B. V.

Mr R.M.E.M.	M.L.H. van den Assem

Appendices

•	plans of the Object

•	certificate of floor area

•	inspection report

•	the General Conditions

Separate signature(s) of the Lessee(s) confirming receipt of a copy each of the ‘The general conditions for the leasing of office premises and other business premises as defined by Book 7 Article 230a of the Dutch Civil Code’, as referred to in section 2.1.

(signature of Lessee)

Interxion Nederland B.V.

M.L.H. van den Assem

CERTIFICATE OF FLOOR AREAS PURSUANT TO NEN 2580 -1997

Project: no.	AK991558				Certificate number:	00347a				Measurement no.:	According to NEN 2580 May 1997

Address:	Cessnalaan 1				Certificate date:	29-08-05				Measurement unit:	m2

District:	Haarlemmermeer				Plans:	Inbo Architektenburo

Type:	Office premises/Commercial premises

		1	2	3	4	5	6	7	8	9	10	11	12
		‘BVO’	NON-LETTABLE					LETTABLE					‘wo’
Floor level	Open spaces / stairwells	Entire floor area	Parking-space	Building installation space	Vertical traffic	Immoveable constructions	Spaces less than 1.5 m	Horizontal traffic	Usable space	Sanitation space	Storage space	Non-usable space	Lettable floor area
01	4144.10	5248.06		21.84	74.64	121.49		104.44	882.41	34.80	8.44	11.78	5041.87
23		1148.42		23.94	67.64	111.05		71.12	842.69	20.88	11.10	9.26	955.05
		590.30		22.98	32.40	59.66		41.28	408.24	19.68	6.06	12.98	488.24
		295.15		8.22	16.20	30.07		20.64	204.12	9.84		6.49	247.15

TOTAL	4144.10	7281.93		76.98	190.88	322.27		237.48	6337.46	85.20	31.66	40.51	6732.31

CERTIFICATE OF FLOOR AREAS PURSUANT TO NEN 2580-1997

Project: no.	AK991558				Certificate number:	00347a			Measurement no.:		According to NEN 2580 May 1997

Address:	Cessnalaan 1				Certificate date:	29-08-05			Measurement unit:		m2

District:	Haarlemmermeer				Plans:	Inbo Architektenburo

Type:	Office premises/Commercial premises

		1	2	3	4	5	6	7	8	9	10	11	12
		‘BVO’	NON-LETTABLE					LETTABLE					‘wo’
Floor level	Open spaces/	Entire floor area
0		5248.06		21.84	74.64	121.49		104.44	4882.41	34.80	8.44	11.78	5041.87
com. sp. to 0		5248.06		21.84	74.64	121.49		104.44	4882.41	34.80	8.44	11.78	5041.87
1	4144.10	1148.42		23.94	67.64	111.05		71.12	842.69	20.88	11.10	9.26	955.05
com. sp to 1	4144.10	1148.42		23.94	67.64	111.05		71.12	842.69	20.88	11.10	9.26	955.05
2		590.30		22.98	32.40	59.66		41.28	408.24	19.68	6.06	12.98	488.24
com. sp to 2		590.30		22.98	32.40	59.66		41.28	408.24	19.68	6.06	12.98	488.24
3		295.15		8.22	16.20	30.07		20.64	204.12	9.84	6.06	6.49	247.15
com. sp. to 3		295.15		8.22	16.20	30.07		20.64	204.12	9.84	6.06	6.49	247.15

total	4144.10	7281.93		76.98	190.88	322.27		237.48	6337.46	85.20	31.66	40.51	6732.31
com. space
TOTAL	4144.10	7281.93		76.38	190.88	322.27		237.48	6337.46	85.20	31.66	40.51	6732.31

CERTIFICATE OF FLOOR AREAS PURSUANT TO NEN 2580-1997

SPECIFICATION OF COMMON SPACES

Project: no.	AK991558	Certificate number	00347a	Measurement no.:	According to NEN 2580 May 1997

Address:	Cessnalaan 1	Certificate date:	29-08-05	Measurement unit:	m2

District:	Haarlemmermeer	Plans:	Inbo Architektenburo

Type:	Office premises/Commercial premises

Common space on ground floor WO total		0.006732.31
Floor level	wo according to NEN 2580	WO incl. supplement for common space.
01	5041.87	5041.87
23	955.05	955.05
	488.24	488.24
	247.15	247.15

TOTAL	6732.31	6732.31

Parking space (m2)

CERTIFICATE OF FLOOR AREAS PURSUANT TO NEN 2580 -1997

SPECIFICATION OF FUNCTION OF SPACE ON BASIS OF NEN 2580

Project: no.	AK991558		Certificate number:	00347a				Measurement no.:				According to NEN 2580 May 1997

Address:	Cessnalaan 1		Certificate date:	29-08-05				Measurement unit:				m2

District:	Haarlemmermeer		Plans:	Inbo Architektenburo

Type:	Office premises/Commercial premises
		1	2	3	4	5	6	7	8	9	10	11		12
	LESSEE	‘BVO’	NON-LETTABLE					LETTABLE						-’VVO’
Floor level	Unit number of Lessee	Entire floor area	Parking space	Building installation space	Vertical traffic	Immoveable constructions Spaces less than 1.5 m		Horizontal traffic	Useable space	Sanitation space	Storage space	Non- usable space	addition for common space	lettable floor area
0	general Unit A	5.248		21.84	74.64	121.49		26.08	204.12	8.54	2.82	4.63	0.00	246.19
	Unit B Unit C							57.72		12.28	2.80	2.52		75.32
	Commercial							20.64	204.12	13.98	2.82	4.63		246.19
	premises								4474.17					4474.17

TOTAL		5248.06		21.84	74.64	12149		104.44	4882.41	34.80	8.44	11.78	0.00	5041.87

1	general Unit	1.148		23.94	67.64	111.05		20.64	204.12	10.44	11.10		0.00	239.83
	A Unit B							29.84	434.45	0.00		4.63		464.29
	Unit C							20.64	204.12	10.44		4.63		250.93

TOTAL		1148.42		23.94	67.64	111.05		71.12	842.69	20.68	11.10	9.26		955.05

2	general Unit	590		22.98	32.40	59.66		20.64	204.12	9.84	6.06	6.49	0.00	247.15
	A Unit C													241.09

TOTAL		590.30		22.98	3240	59.66		41.28	408.24	19.68	6.06	12.98		488.24

3	general Unit C	295		8.22	16.20	30.07		20.64	204.12	9.84	6.06	6.49	0.00	247.15

TOTAL		295.15		8.22	16.20	30.07		20.64	204.1	9.84	6.06	6.49		247.15

CERTIFICATE OF FLOOR AREAS PURSUANT TO NEN 2580-1997 DIVISION OF SPACE

ACCORDING TO FUNCTION ON BASIS OF NEN 2580

Project: no.	AK991558	Certificate number:	00347a	Measurement no.:	According to NEN 2580 May 1997
Address:	Cessnalaan 1	Certificate date:	29-08-05	Measurement unit:	m2
District:	Haarlemmermeer	Plans:	Inbo Architektenburo
Type:	Office premises/Commercial premises

		1	2	3	4	5	6	7	8	9	10	11		12
	LESSEE	‘BVO’	NON-LETTABLE					LETTABLE						‘Vvo’
Floor level	Unit number of	Entire floor area	Parking space	Building installation space	Vertical traffic	Immoveable constructions	Spaces less than 1.5m	Horizontal traffic	Usable space	sanitation space	Storage space	Non- usable space	addition for common	Lettable floor area
0	Total on floor level	5248.06	21.84		74.64	121.49		104.44	4882.41	34.80	8.44	11.78	0.00	5041.87
1	Total on floor level	1148.42	23.94		67.64	111.05		71.12	842.69	20.88	11.10	9.26		955.05
2	Total on floor level	590.30	22.98		32.40	59.66		41.28	408.24	19.68	6.06	12.98		488.24
3	Total on floor level	295.15	8.22		16.20	30.07		20.64	204.12	9.84	6.06	6.49		247.15

TOTAL		7281.93	76.98		190.88	322.27	0.00	237.48	6337.46	85.20	31.66	40.51	0.00	6732.31

GENERAL CONDITIONS FOR THE LEASE OF OFFICE PREMISES

and other commercial premises as defined by Book 7 Article 230a of the Dutch Civil Code

Model drawn up by the Dutch Raad voor Onroerende Zaken (ROZ) in July 2003 and filed on 11 July 2003 with the Court of The Hague under registration number 03-54. The ROZ expressly excludes any liability for any adverse consequences of the text of this model.

Extent of the Object

1. The Object is deemed to include the installations and facilities located therein, insofar as they have not been excluded by the inspection report initialled by both parties and attached as a schedule to this lease.

Condition

2. The Object has been/ will be delivered to, and accepted by, the Lessee at the start of the lease in its then current condition. This condition will be described in an inspection report to be drawn up by or on behalf of the Lessee and the Lessor attached as a schedule to, and forming part of, this lease. If no inspection report is drawn up at the start of the lease, then the Object is deemed to have been delivered and accepted in such condition as the Lessee is reasonably entitled to expect of premises that are the subject of this lease.

Defects

3. The Object is deemed to suffer from a defect if, having regard to the condition, characteristics or other matter not attributable to the Lessee, the Lessee is unable to have such enjoyment of the Object as it is reasonably entitled to expect at the start of the lease.

Inspection as to suitability

4. The Lessee must thoroughly inspect the Object before the start of the lease to discover if the Object is suitable, or can be made suitable by the Lessee, for the use for which it must be used by the Lessee. The Lessor has not investigated the suitability of the Object and is only responsible for notifying the Lessee of any defects known to the Lessor that the Lessor knows will hamper such suitability. The Lessor is not liable for the consequences of any defects of which it did not know, nor ought to have known.

Expertise

5. If either the Lessee or the Lessor is insufficiently expert, then it must engage an expert to assist / represent it in the drawing up of the inspection report and the inspection described in Article 4, above.

Use

6.1 The Lessee may only use the Object - throughout the entire lease - actually, entirely, in a proper manner and itself only, in accordance with the use specified in the lease. The Lessee shall comply with any existing restricted rights, qualitative obligations, and any existing or future regulations imposed by government or public utilities (including rules as to the activities of the Lessee with regard to the use the Object and any installations and facilities within the Object). The Lessee shall ensure the Object is sufficiently furnished and equipped at all times. In this lease, the term ‘public utility’ shall include similar companies involved in the supply, transport and measurement of the use of energy, water, etc.

6.2 The Lessee shall act in accordance with the law and local regulations, as well as common standards regarding the lease of real estate, and directives from the government, public utilities and insurance companies. For work relating to safety, fire prevention and lift engineering, the Lessee may only engage companies approved in advance by the Lessor and recognised by the National Centre for Prevention (NCP)

and the Liftinstituut. If with regard to the supplies and services to be provided by or on behalf of the Lessor it has been agreed that the work described above shall be carried out on the instructions of the Lessor, then the Lessee may not itself give instructions for such work or perform it itself. The Lessee shall at all times comply with the instructions for use issued by these companies. The Lessee shall also comply with the oral or written instructions issued by or on behalf of the Lessor with regard to the proper use of the Object, and the indoor and outdoor spaces, installations and facilities of the building or complex of which the Object forms a part. Included here are instructions regarding the maintenance, appearance, noise levels, good order, fire safety, parking conduct, and the proper functioning of the installations and the building or complex of which the Object forms a part.

6.3 The Lessee must not cause any nuisance or disturbance through the use of the building or complex of which the Object form a part. The Lessee shall also ensure that no third party present in the Object with its permission causes any such nuisance or disturbance.

6.4 The Lessee has the right and obligation to use the common facilities and services available at any time to benefit the proper functioning of the building or complex of which the Object forms a part.

6.5 For the purposes of placing (light) advertising, signage or aerials, or for other purposes, the Lessor has the right on behalf of itself, of lessees or of any third party to access roofs, outside walls, spaces not accessible to the public or to the Lessee, fixtures and fittings within the building or complex, as well as the gardens and grounds of such building or complex. If the Lessor wishes to rely on such right, it shall notify the Lessee in advance and in exercising such right the Lessor shall have regard to the interests of the Lessee.

6.6 The Lessor may refuse the Lessee access to the Object if at the time the Lessee wishes to take up occupation of the Object it has not yet complied with its obligations under the lease. This has no consequence for the commencement date of the lease and for the Lessee’s obligations under the lease.

Governmental and other regulations and permits

6.7.1 The Lessee is responsible for obtaining for itself the necessary permits or waivers, including consents for use with regard to the performance of the business or profession, for which the Object is to be used or is intended. The costs hereof are payable by the Lessee. Any refusal or withdrawal hereof shall not entitle the Lessee to terminate the lease or to take any, or further, action against the Lessor.

6.7.2 At the start of the lease the Lessee must itself investigate whether the Object is suitable for the purpose for which the Lessee must use the Object. If any regulations from the government or from any authorised body require at the start of the lease or any time thereafter any changes or provisions in, on or to the Object with regard to the current or future use of the Object desired by the Lessee, the Lessee must make such changes or provisions at its own expense, subject to the prior consent of the Lessor.

6.7.3 If any changes or provisions in, on or to the Object are necessary in connection either with the business run therein, or with its current or future use, then notwithstanding the terms of Articles 6.8.1 to 6.8.3 and 6.11.1 to 6.11.7, inclusive, the Lessee is liable for ensuring that the work is carried out in accordance with rules governing such work imposed at any time by the government or any other authorised body. The Lessee is responsible for ensuring that the requirements of, or set out in, any permits are met at all times. The Lessor therefore does not indemnify the Lessee against any requirements of the government or other authorised body to carry out further investigation or to take measures.

Environment

6.8.1 If at the start of the lease an environmental investigation concerning the Object has been initiated, and during the lease term or immediately following termination of the lease a similar investigation reveals higher concentrations of any substance in, under or around the Object than those detected by the first investigation, then the Lessee must pay compensation for any loss arising from the contamination and is liable to the Lessor for costs connected with such contamination and the taking of remedial steps. The Lessee indemnifies the Lessor against any third-party claim, including claims by governmental bodies.

6.8.2 The provisions of Article 6.8.1 above do not apply if the Lessee can demonstrate that the contamination was not caused by any act or omission on the part of the Lessee, its workforce or persons or objects under the supervision of the Lessee, or by any situation for which the Lessee can be held attributable.

6.8.3 The Lessor does not indemnify the Lessee against any orders from the government or other authorised bodies to investigate further or to take measures.

Waste materials/chemical waste

6.9 The Lessee shall fully comply with any rules, regulations or instructions from the government or other authorised bodies regarding the separation of types of waste. If such obligation is not fully complied with, the Lessee is liable for the financial, criminal-law and other possible consequences of such breach.

Apartment rights

6.10.1 If the building or complex of which the Object forms a part is divided into apartment rights, the Lessee shall comply with the rules regarding use of the Object as set out in the deed of creation of apartment and regulations. The same applies if the building or complex is, or becomes, owned by a cooperative.

6.10.2 Insofar as it is within its power, the Lessor shall not assist in drawing up any rules that are in conflict with the terms of this lease.

6.10.3 The Lessor shall ensure that the Lessee is in possession of the rules referred to in Article 6.10.1 regarding use of the Object.

Prohibitions and prescriptions of order

6.11.1 The Lessee is not permitted:

a. to bring any environmentally-dangerous items onto, within or in the immediate vicinity of the Object, including noxious, fire hazardous or combustible substances, unless these are part of normal exercise of its business or profession;

b. to load the floors of the Object and the building or complex of which the Object forms a part with a weight greater than is structurally permissible or specified in the lease;

c. to use the Object in such a way that the causes soil or other environmental contamination, threatens damage to the Object or harms the appearance of the Object, including the use of means of transport that could cause damage to floors and walls;

d. to make changes to, or add facilities within, on or to the Object that conflict with government or public utility regulations or with conditions under which the owner of the Object acquired its ownership, or with other restrictive rights, or that can cause nuisance to other lessees or neighbouring occupants or which hamper enjoyment of their use;

6.11.2.1 The Lessee shall always give the Lessor ample written notice of any change or addition that the Lessee wishes to make within, to or on the Object, such as name signs, advertising, boards, notices, publications, fittings, carpentry work, displays, packaging, goods, machinery, lighting, sun blinds, roll-down shutters, aerials and appurtenances, flag poles, the obscuring of windows, etc.

6.11.2.2 The words ‘changes and additions’ include the making of holes in floors, inside and outside walls.

6.11.2.3 The Lessee requires the prior written consent of the Lessor to change all or any part of the layout or configuration of the Object, unless such change or addition can be removed or returned to the original state at the end of the lease without substantial cost.

6.11.2.4 Unless the parties have agreed otherwise in writing, the Lessor does not give its consent to any changes or additions that the Lessee wishes to make, if these cannot be returned to the original state at the end of the lease without causing damage to the Object and without incurring substantial costs, or is such changes or additions are not necessary for the effective use of the Object, or if the benefit from the use is not increased, or if there are compelling objections on the part of the Lessor against such changes or additions.

6.11.2.5 The Lessor is entitled to attach stipulations to any consent for any changes or additions desired by the Lessee with regard, for example, to implementation, positioning, measurements and choice of materials. The Lessee must also comply with any rules covering such changes or additions as issued by the authorised bodies.

6.11.2.6 Changes and additions made by the Lessee, whether or not with the consent of the Lessor, do not form part of the Object.

6.11.2.7 Insofar as the parties have not agreed otherwise in writing, any changes or additions made by or on behalf of the Lessee must be restored to the original state at the end of the lease by the Lessee.

6.11.2.8 The Lessee waives any rights and claims based on unjust enrichment regarding any changes or additions made by or on behalf of the Lessee that are not restored to the original state at the end of the lease, unless the parties have agreed otherwise in writing.

6.11.2.9 The Lessee is not permitted to access, or enable any other party to access, the service and installation rooms, (flat) roofs, drain pipes and places not intended for general use within the Object or the building or complex of which the Object forms a part, or to park vehicles in places other than the places intended for such purpose, without the prior written consent of the Lessor.

6.11.3 With regard to the times within which, and way in which, vehicles may be loaded and unloaded, the Lessee shall conform to the regulations of the government and other authorised bodies, as well as to the oral and written instructions of the Lessor.

6.11.4 The Lessor has no liability whatsoever with regard to the changes, additions, etc. referred to in Article 6.11.2.1 and 6.11.2.2.

6.11.5 The Lessee shall keep fire safety equipment, escape routes and emergency doors within the Object free and accessible at all times.

6.11.6 If the Object includes any lift, moving walkway, escalator, automatic door mechanism, or similar facility, or if the Object is accessible by any of the said, or similar, facilities, use of these facilities is entirely at the risk of the user. All instructions given at any time by or on behalf of the Lessor, the relevant installation company or the government must be complied with in full. The Lessor may - insofar as this is necessary - declare any such facility out of use and in such a case the Lessee shall have no right to compensation or to any reduction in rent.

6.11.7 If items brought into the Object by the Lessee (including advertising or other signs) need to be temporarily removed for the purposes of maintenance or repair work to the Object or the building or complex to which the Object forms a part, then the costs of removal, of any storage, and of replacement shall be at the risk and expense of the Lessee, irrespective of whether the Lessor gave consent for the relevant items to be brought into the Object.

Requests / Consent

6.12.1 If after signing this lease either the Lessor or the Lessee require any alteration or addition to any provision of this lease, the relevant party shall submit a written request to the other party for such addition or alteration.

6.12.2 If and insofar as any provision of this lease requires the consent of the Lessor or the Lessee, such consent must be in writing.

6.12.3 Any consent given by either the Lessor or the Lessee is in respect of one request only and does not apply to other or subsequent cases. The Lessor and the Lessee are entitled to attach conditions to their consent.

Penalty clause

7. If the Lessee, after proper service of notice of default by the Lessor, remains in breach of the terms of the lease and these General Conditions, it will be liable to pay the Lessor, insofar as no specific penalty has been agreed, an immediately payable penalty of

€ 250 per day for each day in which it remains in breach, without prejudice to the right of the Lessor to claim full compensation insofar as the loss exceeds the amount of the penalty.

Sub-letting

8.1 The Lessee may not sublet to a third party, or allow the use by a third party of, any part of the Object, or transfer any part of the lease rights to any third party, or include such lease rights within a partnership or legal entity.

8.2 If the Lessee acts in breach of the above provision, it shall be liable to pay an immediately payable penalty to the Lessor for each calendar day that the breach continues equal to twice the amount of the then current daily rent, without prejudice to the right of the Lessor to claim either performance or termination of the lease, together with compensation.

Rent review

9.1 Any agreed change to the rent as referred to in Article 4.5 of the lease is base don the change to the monthly price index according to the consumer price index (CPI) for all households (2000 =100), published by Statistics Netherlands. The new rent is calculated using the formula: new rent = current rent as at date of change, multiplied by the price index for the calendar month that precedes by four calendar month the calendar month in which the rent is changed, and divided by the price index for the calendar month that precedes by sixteen calendar months the calendar month in which the rent is changed.

9.2 The rent shall not be changed if indexation of the rent leads to a lower rent than the most recent rent. In such a case, the most recent rent will remain payable until, as a result of a successive indexation, the price index of the calendar month that precedes by four calendar months the calendar month in which the rent review occurs, is higher than the price index for the calendar month that precedes by four months before the calendar month in which the most recent rent review occurred. In such a case the rent review is based on the price index for the calendar months referred to in the previous sentence.

9.3 The validity of a new index-linked rent does not require a separate prior notice to the Lessee of the fact that indexation will be / has been carried out.

9.4 If Statistics Netherlands ceases to publish such price index or changes the basis of calculation of such index, a new price index will be used instead that is as far as possible adapted to, or comparable to, this price index. In the event of disagreement, either party may apply to the Director of Statistics Netherlands for a decision that is binding upon both parties. Any costs involved in this process shall be paid by the parties in equal shares.

End of lease or end of use

10.1.1 Unless agreed otherwise in writing, the Lessee shall return the Object to the Lessor at the end of the less or end of use of the Object, in the same condition as it was at the start of the lease, as described in the inspection report, having regard to normal wear and tear.

10.1.2 If no inspection report was drawn up at the start of the lease then the Object shall be returned by the Lessee at the end of the lease or the end of use of the Object in such condition as the Lessor is reasonably entitled to expect of well-maintained premises that are the subject of this lease, and without any defects, unless agreed otherwise in writing, and having regard to normal wear and tear.

10.1.3 In discussing the condition of the Object at the start of the lease, the Lessee is deemed to have received the Object in good condition and without defects.

10.1.4 The Object shall furthermore be returned completely cleared, free of occupation and any rights of use, properly cleaned, and all keys, key cards, etc. shall be handed to the Lessor. The Lessee must remove at its own cost all items it has brought into or put on the Object, or that it has taken over from the previous Lessee or user. The Lessor has no duty to pay for any items not removed by the Lessee, and such items may be removed by the Lessor at the expense of the Lessee. The provisions of Article 6.11.2.6 and 6.11.2.7 apply in this regard.

10.2 If the Lessee has not ceased to use the Object in time, the Lessor is entitled to gain access to the Object at the expense of the Lessee and gain possession thereof and in such a case the Lessee shall have no right to compensation.

10.3 All items to which the Lessee has apparently waived its rights by leaving them behind after actually vacating the Object may be removed by the Lessor at its own discretion and without any liability, at the expense of the Lessee. The Lessor is entitled to choose either to immediately destroy such items at the expense of the Lessee, or to assume ownership of these items, or to sell them and retain the sale proceeds, unless the Lessor has knowledge of the succeeding lessee having acquired ownership thereof - in which case the Lessee and the succeeding lessee must together draw up a list of all items that will be or have been taken over by the new lessee. As soon as such list of items, initialled by the Lessee and the succeeding lessee, has been drawn up, a copy must be sent to the Lessor.

10.4 Unless agreed otherwise in writing between the Lessee and the Lessor, the Lessee is under no circumstances entitled to leave behind items in the Object after termination of the lease in anticipation of an answer as to whether the succeeding lessee may wish to acquire these items. If the Lessee is in breach of this term, the Lessor is entitled to choose either to immediately destroy such items at the expense of the Lessee, or to assume ownership of these items, or to sell them and retain the sale proceeds.

10.5 In good time before the end of the lease or use, the Object must be jointly inspected by the parties and a report drawn up of this inspection, setting out their findings as to the condition of the Object. This report shall also specify what work needs to be carried out - and the way it is to be carried out - at the expense of the Lessee, in respect of necessary repairs identified at the inspection and any arrears of maintenance attributable to the Lessee. The inspection of the Object and the drawing up and signing of the inspection report shall be made by the parties or their authorised representatives. The parties may not seek retrospectively to rely on any lack of authority of such representatives.

10.6 If the Lessee, having been given the proper opportunity to do so, fails to cooperate within a reasonable time with inspection, or the detailing of findings and agreements in the inspection report, then the Lessor is entitled to carry out the inspection without the presence of the Lessee and to draw up a report binding on both parties. The Lessor shall hand the Lessee a copy of this report without delay.

10.7 The Lessee must ensure that the work it is required to carry out under the inspection report is completed within the period specified in the report or such other period agreed between the parties, to the satisfaction of the Lessor. If, having been served with notice of default, the Lessee remains in breach of full compliance of the obligations arising from the report, then the Lessor is entitled to arrange for the work to be carried out itself and to recover such costs from the Lessee.

10.8 During the time involved in the repairs, commencing from the date of termination of the lease, the Lessee is liable to pay a sum to the Lessor calculated according to the then current rent plus payment for additional supplies and services, notwithstanding the right of the Lessor to claim compensation for further loss and costs.

Loss and liability

11.1 The Lessee shall take appropriate measures in good time to prevent or limit any damage to the Object arising, for example, from short circuiting, fire, leaks, storm, frost or any other weather condition, or the escape out of, or into, the Object of gases or liquids. The Lessee must notify the Lessor immediately if such damage or an incident as described in Article 11.6 occurs or is threatened.

11.2 If the Lessee has the opportunity to take such action, the above provisions apply to the entire building or complex of which the Object forms a part.

11.3 The Lessee is liable to the Lessor for all damage and loss to the Object unless the Lessee disputes that neither it, it, its employees and persons for whom it is liable, nor persons whom it has permitted to enter the Object are to blame, or that it has not acted negligently in such regard, notwithstanding the provisions of Article 13.1, 13.4 and 13.5 regarding the obligations of the Lessee as to maintenance, repair and renewal.

11.4 The Lessee indemnifies the Lessor against any fine imposed on the Lessor as a result of any act or omission on the part of the Lessee.

11.5 The Lessor is not liable for the consequences of any defects that it did not know of, and could not be expected to have known of, at the start of the lease.

11.6 The Lessor is not liable for personal injury or damage to goods on the part of the Lessee and the Lessee has no right to any reduction of rent, or to set-off or suspension of any payment obligation, or to terminate the lease in the event that enjoyment of the Object is lessened as a result of any defects, including any latent or patent defects to the Object or the building or complex of which the Object forms a part, weather conditions, the inaccessibility of the Object, the lack of occupancy elsewhere, any halt in the supply of gas, water, electricity, heating, ventilation or air conditioning, defects to installations and equipment, the escape into and out of the Object of gases or liquids, fire, explosion or defective supplies and services. The Lessor is also not liable for personal injury or damage to goods on the part of any third party present within the Object and the Lessee indemnifies the Lessor for any third-party claim in this regard.

11.7 The Lessee is liable for loss resulting from any changes or additions to the Object made by, or on behalf of, the Lessee. The Lessee indemnifies the Lessor for any third-party claim resulting from loss caused by any changes and additions made by the Lessee.

11.8 The Lessor is not liable for any economic loss of the Lessee, for loss resulting from the activities of other lessees, for impairment of the use of the Object caused by any third party or for defects caused by the Lessee’s breach of its duty of maintenance.

11.9 The provisions set out in Article 11.6 and 11.8 regarding economic loss do not apply to loss caused as a result of deliberate act or gross negligence on the part of the Lessor regarding the condition of the Object or of the building or complex of which the Object forms a part, nor if the loss is due to any defect to the Object that the Lessor knew of, or ought to have known of, at the start of the lease, except with regard to any defect that the Lessee did know about, or could have known about, as a result of its investigation as described in Article 4, in which case the parties shall deem such defect to be one that does not give any rise to any action by either party against the other.

Bank guarantee

12.1 As security for proper compliance with its obligations under the lease, on signing the lease the Lessee shall provide the Lessor with a bank guarantee complying with the model guarantee provided by the Lessor for the sum specified in the lease based on the payment obligations of the Lessee to the Lessor. This bank guarantee shall also cover any extension of the lease including amendments thereto, and must remain valid for at least six months after the actual vacation of the Object and termination of the lease. Such bank guarantee shall also be for the benefit of any successor(s) in title of the Lessor.

12.2 The Lessee has no entitlement to settlement of any amount by means of the bank guarantee.

12.3 In the event that a claim is made under the bank guarantee, the Lessee shall provide the Lessor on demand with a new bank guarantee for the full amount, in accordance with the provisions of Article 12.1 and 12.4 above.

12.4 Pursuant to any increase in the rent, or in the cost of supplies and services (or advance payment for the same) or the VAT payable thereon, the Lessee must supply the Lessor on demand with a new bank guarantee to cover a sum adjusted in line with the new payment obligation.

12.5 Before commencing any new lease term pursuant to an extension of the lease, the Lessee shall supply the Lessor on demand with a new bank guarantee to cover a sum adjusted in line with the new payment obligation.

12.6 If the Lessee is in breach of any obligation described in this article, it shall be liable to the Lessor for an immediately payable penalty of € 250 for each calendar day that the Lessee remains in breach after the Lessee has been served with notice of default by registered post.

Maintenance, repair and renewals, inspections and tests

13.1 The Lessor is liable for the cost of the maintenance, repair and renewal work relating to the Object described in Article 13.3 below. The Lessee is liable for the cost of all other maintenance, repair and renewal work, including the cost of inspections and tests, relating to the Object. If the Object forms part of a building or complex, these costs include the cost of the aforesaid work relating to the said building or complex, such as work to commonly-used installations, spaces and other common facilities.

13.2 Unless agreed otherwise by the parties, the word described in Article 13.3 and 13.4 below shall be carried out by, or on the instructions of, the party with financial responsibility for the work. The parties must carry out any such work in good time.

13.3 The Lessor is liable for the cost of:

a. maintenance, repair and renewal of any part of the structure of the Object , such as foundations, uprights, beams, solid floors, (flat) roofs, solid walls, outside walls;

b. maintenance, repair and renewal of staircases, stairwells, waste pipes, guttering, outside windows. Notwithstanding the above, in the case of waste pipes, the provisions of Article 13.4 item k shall apply;

c. replacement of parts and renewal of the installations belonging to the Object;

d. external paintwork.

The word described under parts a to d above is payable by the Lessor, unless such work qualifies as minor repair work, including limited and daily maintenance as described by law, or work to items brought into or on the Object other than by or on the instructions of the Lessor.

13.4 As clarification of, or in exception or addition to, the provisions of Article 13.1, the following work is payable by the Lessee:

a. external maintenance if and insofar as such work qualifies as minor repair work, including limited and daily maintenance as described by law, and interior maintenance not being maintenance as described in Article 13.3, subject to the provisions set out below;

b. the maintenance, repair and renewal of metal fittings, glazing and glass doors, windows and mirrors;

c. the maintenance and repair of roller blinds, venetian blinds, awnings and other sun blinds;

d. the maintenance, repair and renewal of switches, sockets, bell systems, lamps, lighting (including fittings) batteries, floor coverings, furnishings, interior paintwork, sinks, pantry facilities and sanitation;

e. the maintenance, repair and renewal of gas, water and electricity pipes and taps, fire, break-in and theft prevention systems and related matters;

f. the maintenance, repair and renewal of boundary fences, etc., gardens and land including paving;

g. the periodic and corrective maintenance, periodic testing, and the remote control of technical installations belonging to the Object, including the replacement of small parts. This work may only be performed by companies approved by the Lessor;

h. such period and incidental tests and inspections regarding the soundness, correct functioning and safety of technical and other installations belonging to the Object and appurtenant space as are required by the government or otherwise considered to be reasonably necessary; these tests and inspections shall be carried out on the instructions of the Lessor; the allocation of the costs thereof is governed insofar as possible by the provisions of Article 16.3 to 16.8, inclusive;

i. the maintenance, repair and renewal of items introduced to the Object at any time by or on behalf of the Lessee, whether or not by virtue of a provisional provided to the Lessee by the Lessor;

j. the responsibility for keeping the Object clean on the inside and outside, including the cleaning of windows, roller blinds, venetian blinds, awnings and other sun blinds, window frames and outside walls of the Object, as well as for removing any graffiti placed on the Object;

k. the responsibility for emptying grease collection units, the cleaning and unblocking of drains, drain pipes and all waste pipes/sewer pipes leading to the common main waste pipes of the Object, the sweeping of chimneys and the cleaning of ventilation ducts.

13.5 The cost of maintenance, repair and renewal of changes or additions to the Object made by or on behalf of the Lessee is the responsibility of the Lessee.

13.6 If after receiving formal warning the Lessee still fails to carry out the maintenance, repair and renewal for which it is responsible - or if in the opinion of the Lessor such work has been carried out in a poor or inexpert way - then the Lessor is entitled to carry out such maintenance, repair and renewal work as it considers necessary at the expense and risk of the Lessee. If the work for which the Lessee is responsible cannot be delayed, then the Lessor is entitled to carry this out immediately at the expense of the Lessee.

13.7 The Lessor shall consult in advance with the Lessee regarding maintenance, repair and renewal work to be carried out by the Lessor to determine how far the interests of the Lessee can be taken into account in the performance of such work. If, at the request of the Lessee, such work is carried out outside normal working hours, the extra costs thereby incurred are payable by the Lessee.

13.8 The Lessee is responsible for the proper, skilled use of the technical installations within the Object, as well as for the maintenance to such installations carried out by, or on the instructions of, the Lessee. The fact of the maintenance being carried out by a company approved by the Lessor does not relieve the Lessee of its liability in this regard.

13.9 The Lessee shall notify the Lessor in writing without delay with regard to any defects to the Object. The Lessee shall specify in such notice to the Lessor a reasonable period of at least six weeks - except in an urgent situation - in which to start to undertake rectification of any defect for which the Lessor is responsible.

13.10 If the Lessee and the Lessor have agreed that the maintenance, repair or renewal work within or to the Object or the building or complex of which the Object forms a part as referred to in Article 13.1, 13.4 and 13.5 for which the Lessee is responsible shall be carried out on the instructions of the Lessor rather than the of Lessee, then the costs involved shall be passed on to the Lessee by the Lessor. In a number of cases the Lessor shall enter into maintenance contracts in this regard.

Changes made by or on behalf of the Lessor

14.1 The Lessor is entitled to carry out work on, or undertake an investigation of, the Object or the building or complex in which the Object forms a part, or an appurtenant building, for the purposes of maintenance, repair and renewal. This shall include the installation of additional facilities and alterations or other work necessary in connection with environmental or other requirements or measures imposed by the government, public utilities or other authorised bodies.

14.2 If the Lessor wishes to renovate the Object it shall submit a proposal for renovation work to the Lessee. Such a proposal is deemed to be reasonable if it has the approval of at least 51% of the lessees of the Object affected by the renovation work and such lessees together constitute at least 70% of the lettable floor area including un-let space within the building or complex of which the Object forms a part and that is affected by the renovation work. In calculating such percentages, the Lessor is notionally regarded as the lessee of the un - let lettable floor area.

14.3 The term ‘renovation’ includes (partial) demolition, replacement new building work, or additions or changes to the Object or the building or complex of which the Object forms a part.

14.4 The provisions of Book 7 Article 220 (1), (2) and (3) of the Dutch Civil Code do not apply. Renovation and maintenance work to the Object or to the building or complex of which the Object forms a part shall not constitute any defects on which the Lessee can rely. The Lessee shall permit such renovation and maintenance work to the Object or to the building or complex of which the Object forms a part and enable the Lessor to carry out such work, without any right to a reduction in rent, a reduction in any other payment obligation, partial or complete termination of the lease or compensation.

14.5 The Lessor is entitled to change the form and layout of such parts of the Object to which the Lessee does not have exclusive right of use, such as common spaces, lifts, staircases, escalators, stairwells, corridors access ways and other fixed appurtenances and to relocate or dispense with such parts of the Object.

Access to Object by the Lessor

15.1 If the Lessor wishes to have a valuation of the Object or wishes to carry out work on or to the Object, the Lessee must grant access to the Lessor or such other party that requests access for such purpose, to enable the work considered necessary to be carried out.

15.2 For the purposes of section 1 of this Article, the Lessor and all persons appointed by the Lessor are entitled to gain access to the Object following consultation with the Lessee on work days between 07.00 and 17.30. In emergencies, the Lessor is entitled to gain access to the Object without prior consultation and outside the specified hours.

15.3 In the case of an intended lease, sale or auction of the Object and for a period of one year before the end of the lease, the Lessee must, without payment, allow the object to be viewed on at least two working days per week subject to prior notice by the Lessor or its agent. The Lessee shall permit the usual ‘for sale’ and ‘for rent’ signs or boards to be placed on or alongside the Object.

Charges for supplies and services

16.1 In addition to the rent, the Lessee is responsible for the cost of the supply, transport, measurement and consumption of water and energy for the benefit of the Object, including the cost of entering into the relevant contracts and rental of meters, as well as any other costs and penalties charged by public utilities. The Lessee is itself responsible for signing contracts for supply with the relevant bodies, unless the Object has no separate connections or the Lessor takes care of this as part of the agreed supplies and services.

16.2 If no additional supplies and services have been agreed between the parties, the Lessee shall obtain these at its own expense and risk, and to the satisfaction of the Lessor. In such a case the Lessee shall itself enter into service contracts relating to the installations belonging to the Object, subject to the prior approval of the Lessor.

16.3 If the parties have agreed that the additional supplies and services are to be provided by or on behalf of the Lessor, the Lessor shall calculate the amount payable by the Lessee on the basis of the costs involved with the supplies and services and the administrative work also involved. Insofar as the Object forms part of building or complex and the supplies and services also relate to other parts thereof, the Lessor shall calculate such proportion of the costs for the supplies and services as it is reasonable to charge the Lessee. The Lessor may disregard here the fact that the Lessee does not use one or more of these supplies and services. If any part of the building or complex is not occupied then in calculating the Lessee’s share of the costs, the Lessor shall ensure that such share is not higher than the sum chargeable if the entire building or complex were occupied.

16.4 The Lessor shall supply the Lessee each year with a breakdown of the costs for the supplies and services, including the method of calculation thereof and, where relevant, the Lessee’s share of such costs.

16.5 At the end of the lease a breakdown of costs will be supplied for the period not covered by the previous breakdown no later than 14 months following the date on which the previous breakdown was supplied. Neither the Lessee nor the Lessor may make any claim to settlement in the interim.

16.6 If according to the breakdown for a particular period, having regard to the advance payments made, the Lessee has paid to little or too much, then within one month following supply of this breakdown the appropriate additional payment or refund must be made. No dispute regarding the accuracy of a breakdown can justify suspension of this payment obligation.

16.7 The Lessor is entitled to change or dispense with any supply or service according to type and extent, after consultation with the Lessee.

16.8 The Lessor is entitled at any time to revise the amount of the advance payment for supplies and services payable by the Lessee in line with the costs the Lessor anticipates payable, including in the situation set out in Article 16.7.

16.9 Where supplies of gas, electricity, heating, or (hot) water are supplies and services provided by the Lessor, then the Lessor may, after consultation with the Lessee, change the method of calculation of the use thereof and of the Lessee’s share in the costs of such use.

16.10 Where supplies of gas, electricity, heating, or (hot) water are metered and as a result of the failure of such meters to work properly at all there is a dispute as to the Lessee’s share in the costs of use, then such share shall be calculated by a company consulted by the Lessor that is specialised in the measurement and calculation of the consumption of gas, electricity, heating, or (hot) water. The same applies in the case of damage or destruction of, or fraudulent use of such meters, without prejudice to all other rights of the Lessor against the Lessee in such a situation, such as the right to have the meters repaired or renewed, and compensation for loss.

16.11 Except in the case of a deliberate act or gross negligence, the Lessor is not liable for any loss resulting from the non-functioning or ineffective supply of the supplies and services referred to above, nor shall the Lessee in such cases be able to claim a reduction of rent or set-off against any payment obligation.

Costs, breach

17.1 In all cases in which the Lessor serves a formal demand, notice of default or summons upon the Lessee, or in the case of proceedings against the Lessee to enforce compliance with the lease or compel vacation of the Object, the Lessee is liable to pay the Lessor all costs thereby incurred, both court costs and extrajudicial costs - with the exception of court costs payable by the Lessor pursuant to a final judicial order. The costs incurred shall be determined in advance between the parties at a sum not less than the standard fees charged by court bailiffs.

17.2	The Lessee is in automatic breach if any time limit is exceeded.

Payments

18.1 The payment of rent and all other liabilities under this lease must be made by deposit into, or bank transfer to, a bank account specified by the Lessor by no later than the due date, paid in the currency officially used in the Netherlands, and paid in full without any suspension, discount, deduction or set-off with any claim alleged by the Lessee against the Lessor. This does not affect the authority of the Lessee to rectify any defects itself and to set off the reasonable cost of such work against the rent if the Lessor has failed to provide such help itself. The Lessor is free to make any changes to the place or method of payment, subject to written notice to the Lessee. The Lessor is entitled to decide which outstanding claim under the lease shall be reduced by the payment received from the Lessee, unless in making payment the Lessee specifically indicates otherwise. In the latter case, the provisions of Book 6 Article 50 of the Dutch Civil Code do not apply.

18.2 Whenever any sum payable by the Lessee under the lease is not paid by the due date, the Lessee is automatically and immediately liable to pay the Lessor a penalty of 2% of the sum due per calendar month, whereby any part month shall be counted as a full month, and whereby the minimum penalty shall be € 300 per month.

Taxes, duties and premiums

Turnover tax (VAT)

19.1 If it has been agreed that the rent is subject to turnover tax, the Lessee and the Lessor expressly acknowledge that their calculation of the rent assumed that the Lessee shall continuously use - or ensure the use of- such minimum percentage of the size of the Object as specified at any time by law for activities that give rise to the right to deduct turnover tax, such that the option for a lease subject to turnover tax is available.

19.2 The Lessee and the Lessor exercise the option pursuant to Mededeling 45, government decree of 24 March 1999, no. VB 99/571, to waive the filing of a joint request for a lease subject to turnover tax and to accept instead a declaration to be completed and signed by the Lessee, which declaration shall form an integral part of this lease.

19.3. a If the Lessee (or any party with the Lessee’s consent) does not use or ceases to use the Object for activities that give rise to the right to deduct turnover tax and thereby the exception to the exemption from deduction of turnover tax on the rent is ended, then the Lessee is no longer liable to the Lessor or its successor(s) in title for turnover tax on the rent but, as from the date on which such ending comes into force, the Lessee is then liable to pay the Lessor or its successor(s) in title such separate sum in addition to the rent, instead of turnover tax, as fully compensates for:

I	The turnover tax on operating costs for the Object or investments therein that, as a result of the ending of the option, is not/no longer deductible by the Lessor or its successor(s) in title.

II	The turnover tax that, as a result of the ending of the option, the Lessor or its successor(s) in title must pay to the tax authorities pursuant to a recalculation as described in Article 15 (4) of the Dutch Turnover Tax Act 1968, or a review as described in Articles 11,12 and 13 of the Implementation Decree on Turnover Tax 1968.

III	All other loss incurred by the Lessor or its successor(s) in title as a result of the end of the option.

19.3.b The financial loss suffered by the Lessor or its successor(s) in title as a result of the end of the option shall be paid by the Lessee to the Lessor or its successor(s) in title at the same time as payment of the instalments of rent and, apart from the loss described in Article 19.3.a I, above, will be equally divided across the remaining term of the lease, payable where possible by means of an annuity. However, such loss becomes immediately payable in full by the Lessee if the lease is terminated before the end of its term for whatever reason.

19.4 The provision set out in Article 19.3.a II, above, does not apply if, in entering into this lease, the review period for the deduction of tax payable in respect of the Object has expired.

19.5 If a situation as described in Article 19.3.a, above, arises, then the Lessor or its successor(s) in title shall notify the Lessee regarding the amounts that the Lessor or its successor(s) in title are required to pay to the tax authorities as well as outline the other loss as referred to in Article 19.3.a sub III, above. The Lessor or its successors in title shall cooperate with any request by the Lessee to have the information supplied by the Lessor or its successor(s) in title checked by an independent chartered accountant. The costs hereof are payable by the Lessee.

19.6 If in any financial year the requirement that the Object be used for the purposes as set out in Article 19.1 has not been satisfied, the Lessee shall notify the Lessor or its successor(s) in title accordingly within four weeks of the end of the relevant financial year by means of a statement signed by the Lessee. Within the same period the Lessee must send a copy of this statement to the VAT Inspectors.

19.7 If the Lessee does not comply with the duty either to supply the information referred to in Article 19.6 or to make use of the Object as referred to in Article, or if it is subsequently established that the Lessee acted on incorrect assumptions whereby it is subsequently established that the Lessor or its successor(s) in title have incorrectly been charged turnover tax on the rent, then the Lessee is in breach and the Lessor or its successor in title is thereby entitled to recover its financial loss from the Lessee. This loss is the full amount of the turnover tax payable by the Lessor or its successor(s) in title to the tax authorities, plus interest, and any increases, further costs and compensation. The provisions of this section provide for compensation in the event that the option is terminated with retroactive effect, in addition to the provision set out in 19.3.a. The additional loss suffered by the Lessor or its legal successor(s) in title due to this retroactive effect is immediately payable in full by the Lessee. The Lessor or its successor(s) in title shall cooperate with any request by the Lessee to have the information regarding extra loss supplied by the Lessor or its successor(s) in title checked by an independent chartered accountant. The costs hereof are payable by the Lessee.

19.8 The provisions of Article 19.3.a, 19.3.b, 19.5 and 19.7 also apply if the Lessor or its successor(s) in title are not faced with loss due to termination of the option available to the parties until the lease is terminated, whether or not before the end of its term, in which case such loss is immediately payable in full to the Lessor or its successor(s) in title.

19.9 Notwithstanding the other provisions of this lease, the Lessee shall in any event use, or ensure the use of, the Object, applying the option right, before the end of the financial year following the financial year in which the Lessee entered into the lease of the Object.

Other taxes, duties, levies, premiums etc.

20.2.1 The following are payable by the Lessee, even if the Lessor is the party assessed:

a. property tax on the actual use of the Object and actual common use of service spaces, common spaces and so-called communal spaces;

b. environment taxes including the surface water contamination charge and the contribution to waste water purification, and other contributions payable under environmental protection law measures;

c. betterment levy or similar taxes and duties, whether the entirety or a proportionate part thereof, if and insofar as the Lessee benefits from the thing on which the assessment or duty is levied;

d. waste water tax;

e. other current or future taxes, including taxes in respect of the public area such as flag tax, advertising tax, tax on property overhanging public rights of way (precariorechten), and other duties and levies:

concerning the actual use of the Object;

concerning property owned by the Lessee;

that would not have been charged in full or in part if the Object had not been leased to the Lessee for use by the Lessee.

20.2.2 If the taxes, duties and other liabilities of the Lessee are to be collected by the Lessor, then they must be paid to the Lessor as soon as requested.

20.2.3 If with regard to the nature or exercise of the business or profession of the Lessee a higher than normal premium for fire insurance covering the building or contents is charged to the Lessor or other lessees of the building or complex of which the Object forms a part in respect of the Object of the building or complex of which the Object forms a part, then the Lessee shall pay to the Lessor or the other lessees the sum that exceeds the normal premium.

The Lessor and other lessees are free to choose the insurance company, to calculate the Insurance value and to assess the reasonableness of any insurance premium. The term ‘normal premium’ means the premium that the Lessor or the Lessee could obtain from a reputable insurer for the insurance of the Object , or for the contents, against fire risk, at the time immediately before the lease is entered into, without regard to the nature of the business or profession to be carried out by the Lessee within the Object together with - for the term of the lease - any revision of such premium that is not the result of any change to the nature and extent of the insured risk.

Joint and several liability

21.1 If the Lessee is actually comprised of more than one natural person or legal entity, then each natural person or legal entity is jointly and severally liable for the entire liability of the lessees to the Lessor under the terms of the lease. Any deferment of payment or discharge - or offer to grant the same - given by the Lessor to one of the lessees shall be only for the benefit of that lessee.

21.2 The obligations under the lease, including those that pass to the beneficiaries and successors in title of the Lessee, are joint and several liabilities.

Object unavailable on time

22.1 If the Object is not available on the agreed start date of the lease due to the Object not having been made ready in time, the previous occupant not having vacated the Object in time or the Lessor not having obtained on time the necessary government permits, then up to such time as the Object is available to the Lessee, the Lessee is not liable to pay rent or additional payments for supplies and services, and its other obligations and agreed time periods will be correspondingly delayed. The rent indexation date shall remain unchanged.

22.2 The Lessor is not liable for loss suffered by the Lessee as a result of the delay unless the delay is caused by a deliberate act or gross negligence on the part of the Lessee.

22.3 The Lessee cannot seek to terminate the lease unless late delivery is caused by a deliberate act or gross negligence on the part of the Lessor and the delay is such that it is unreasonable to expect the Lessee to accept the lease in its current form.

Personal Data Protection Act

23. If the Lessee is a natural person, by signing the lease it gives permission to the Lessor and to the management company to include / process the personal data of the Lessee within a database.

Address for service

24.1 As from the commencement date of the lease, all communications from the Lessor to the Lessee in connection with the performance of the lease shall be sent to the address of the Object.

24.2 The Lessee undertakes that, in the event it ceases to actually carry out its business in the Object, it will immediately notify the Lessor in writing of this fact and supply a new address for service.

24.3 In the event that the Lessee vacates the Object without supplying a new address for service to the Lessor, the Lessee’s address for service will continue to be the address of the Object.

Complaints

25. The Lessee shall submit any complaints or requests in writing. In urgent cases, they may be made orally and the Lessee shall then confirm such complaint or request as soon as possible in writing.

Management company

26. If the Lessor has appointed / appoints a management company, then the Lessee shall communicate with this management company on all matters relating to the lease.

Final provision

27. If any part of the lease or these General Conditions is void or voidable, then this shall not affect the validity of the remaining parts of the lease and these General Conditions.

The void or voidable part shall then be replaced, having regard to the provisions of Book 3 Article 42 of the Dutch Civil Code, with such terms as the parties would have agreed if they had known about such original terms being void or voidable.